Exhibit 99.7

CONSENT OF RONGHUA XU

Huachen AI Parking Management Technology Holding Co., Ltd (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an Independent Director Nominee.

Dated: August 14, 2024

/s/ Dennis Tao Chen
Dennis Tao Chen